Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated June 20, 2013, in this Registration Statement (File No. 333-187844) of Smart Trust, Capital Innovations Global Infrastructure & MLP Trust, Series 3.

/s/ Grant Thornton LLP

Grant Thornton LLP

Chicago, Illinois

June 20, 2013